EXHIBIT 10.1

Employee Stock Option Grant

On September 8, 2014, as approved by the Compensation Committee of the Pernix Group, Inc. Board of Directors, employee stock option grants were awarded in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•                  Form of grant: Stock option award for President and Chief Executive Officer.

•                  Term and vesting of stock options: The stock option grants vest equally over a 3 year period and are coterminous with the expiration date of the plan or 10 years from the date of the grant, whichever occurs sooner.

•                  Grant date: September 8, 2014.

•                  Exercise Price for Stock Options: To be determined based on fair market value.

•                  Number of stock options:

Stock Options
Nidal Z. Zayed, President and CEO	-	1,000,000